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                                                                    EXHIBIT 12.2


PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS

                                                                                      Year ended December 31
                                               Six months ended ----------------------------------------------------------------
Dollars in thousands                              June 30, 1998       1997         1996         1995         1994       1993
--------------------------------------------------------------- ------------ ------------ ------------ ------------ -------------

EARNINGS
Income before taxes and cumulative effect
   of changes in accounting principles                $831,073   $1,618,599   $1,527,551     $627,012   $1,209,916   $1,140,487
Fixed charges and preferred stock dividends
   excluding interest on deposits                      672,014    1,201,582    1,105,324    1,492,391    1,112,564      712,339
                                                   ------------ ------------ ------------ ------------ ------------ -------------
     Subtotal                                        1,503,087    2,820,181    2,632,875    2,119,403    2,322,480    1,852,826
Interest on deposits                                   723,846    1,456,587    1,428,771    1,551,816    1,159,242    1,005,658
                                                   ------------ ------------ ------------ ------------ ------------ -------------
     Total                                          $2,226,933   $4,276,768   $4,061,646   $3,671,219   $3,481,722   $2,858,484
                                                   ============ ============ ============ ============ ============ =============

FIXED CHARGES
Interest on borrowed funds                            $612,336   $1,098,365   $1,064,847   $1,455,069   $1,070,565     $676,319
Interest component of rentals                           17,223       29,312       29,839       31,283       32,247       26,491
Amortization of borrowed funds                             438          833          816          927        1,761        1,418
Distributions on capital securities                     27,107       43,138        1,391
Preferred stock dividends                               14,910       29,934        8,431        5,112        7,991        8,111
                                                   ------------ ------------ ------------ ------------ ------------ -------------
     Subtotal                                          672,014    1,201,582    1,105,324    1,492,391    1,112,564      712,339
Interest on deposits                                   723,846    1,456,587    1,428,771    1,551,816    1,159,242    1,005,658
                                                   ------------ ------------ ------------ ------------ ------------ -------------
     Total                                          $1,395,860   $2,658,169   $2,534,095   $3,044,207   $2,271,806   $1,717,997
                                                   ============ ============ ============ ============ ============ =============

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                            2.24x        2.35x        2.38x        1.42x        2.09x        2.60x
Including interest on deposits                            1.60         1.61         1.60         1.21         1.53         1.66
-------------------------------------------------- ------------ ------------ ------------ ------------ ------------ -------------